Exhibit 99.1

News Release	Investor Contact

Stacy Roughan

Director, Investor Relations

DineEquity, Inc.

818-637-3632

Media Contact

Lucy Neugart

Sard Verbinnen

415-618-8750

DineEquity, Inc. Announces Fourth Quarter 2008 Financial Results

Improved Expense Control Enhances Financial Flexibility

GLENDALE, Calif., February 25, 2009 —  DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced financial results for the fourth quarter ended December 31, 2008.

The Company generated $110.8 million of cash flows from operating activities for fiscal 2008, a 4.2% increase compared to fiscal 2007.  The Company’s cash flows from operating activities for fiscal 2008 was further augmented by $15.8 million from the run-off of the IHOP business’ long-term notes receivable, offset by consolidated capital expenditures of $31.8 million for fiscal 2008.  Free cash flow for fiscal 2008 was $94.8 million (see “References to Non-GAAP Financial Measures” below).

For the fourth quarter 2008, the Company reported a net loss available to common stockholders of $136.9 million, or a net loss per diluted share available to common stockholders of $8.15.  The loss was primarily due to non-cash, after tax impairment charges of $148.3 million related to write downs of Applebee’s goodwill and intangible assets.  Excluding impairment charges for the fourth quarter 2008, the Company reported net income available to common stockholders of $5.7 million, or net income per diluted share available to common stockholders of $0.34.

Julia A. Stewart, DineEquity’s chairman and chief executive officer, said, “Our results for the quarter and full year 2008 reflect the significant contraction of consumer spending in the second half of the year.  We continue to believe that IHOP is well positioned to extend its lead in family dining even in this challenging economy, and we are taking significant steps to reposition the Applebee’s brand in order to drive future growth.  Additionally, we have taken proactive steps to maximize our financial flexibility and tighten expenses as we continue to manage our business for the long-term.”

IHOP Performance Highlights

The following is a summary of key performance drivers of DineEquity’s IHOP business unit for the fourth quarter and fiscal 2008:

DineEquity, Inc.
450 North Brand Blvd., 7th floor
Glendale, California 91203-4415
866.995.DINE

•                  IHOP’s system-wide same-store sales decreased 1.0% for the fourth quarter 2008 compared to the same quarter last year and increased 1.5% for fiscal 2008, reflecting higher average guest check and a reduction in guest traffic for both periods.  IHOP’s marketing efforts during the quarter included unique limited-time offers such as Fruit Crepe Fever and Coffee Cake Pancakes supported by national advertising, holiday gift card and IHOP ‘n Go carry out program advertising, along with restaurant level programs aimed at driving the dinner day part.

•                  During the quarter, franchisees and its Florida area licensee opened 26 new IHOP restaurants, bringing total fiscal 2008 new franchise openings to 71 restaurants in the U.S., Mexico and Canada.

•                  IHOP’s franchising business generated revenue growth of 5.6% to $51.6 million for the fourth quarter 2008 compared to the same quarter last year primarily due to a 3.5% increase in effective units during the quarter.  IHOP’s franchise operations segment profitability increased 7.0% to $27.8 million for the fourth quarter 2008 compared to the same quarter last year.

Stewart commented, “Despite a difficult consumer environment, IHOP delivered a solid performance in 2008 due to the successful brand revitalization and operational improvement strategies employed over the past several years.  These strategies of energizing the brand, improving operations and maximizing development remain as relevant today as they were when initiated in 2003, and will provide the framework for the IHOP team and our franchisees to sustain system momentum.”

Applebee’s Performance Highlights

The following is a summary of key performance drivers of DineEquity’s Applebee’s business unit for the fourth quarter and fiscal 2008:

•                  Applebee’s system-wide domestic same-store sales decreased 4.6% for the fourth quarter 2008 compared to the same quarter last year and decreased 2.2% for fiscal 2008.  Same-store sales for Applebee’s domestic franchise restaurants decreased 4.7% for the fourth quarter 2008 compared to the same quarter last year and decreased 2.4% for fiscal 2008. Same-store sales for Applebee’s company-operated restaurants decreased 4.2% for the fourth quarter 2008 compared to the same quarter last year and decreased 1.3% for fiscal 2008.  Applebee’s company-operated restaurant same-store sales results for the fourth quarter 2008 reflected traffic declines, which offset an increased average guest check that was primarily driven by an effective pricing increase of nearly 4.0%.  Applebee’s marketing efforts during the quarter included an enhanced value offering, Two for $20, supported by national advertising, a holiday gift card promotion and the continuation of Applebee’s “It’s a Whole New Neighborhood” campaign.

•                  During the quarter, franchisees opened 14 new Applebee’s restaurants, bringing the total number of new franchise openings to 48 restaurants for fiscal 2008 throughout the U.S. and in several international locations.

•                  On a pro forma basis, which compares fourth quarter 2008 results for Applebee’s franchise operations segment to the same period last year, Applebee’s franchise operations segment profitability grew 0.3% to $34.5 million due to a 7.3% increase in effective units, which offset a 4.7% decrease in domestic franchise same-store sales for the fourth quarter 2008.

•                  On a pro forma basis, which compares fourth quarter 2008 results for Applebee’s company operations segment to the same period last year, sales at Applebee’s company-operated restaurants decreased 18.3% to $225.0 million primarily due to a 13.2% decrease in the number of effective units as a result of the Company’s refranchising efforts.  Operating margin, which is defined as total sales less expenses, improved 280 basis points to 10.7% compared to a 7.9% operating margin, excluding pre-opening expense of 10 basis points, for the fourth quarter 2007.  Applebee’s operating margin performance for the quarter was primarily driven by improvement in the management of labor expense and food and beverage costs, which more than offset higher commodity and utility costs.  These factors resulted in an 11.5% increase in segment profitability to $24.0 million for the fourth quarter 2008.

•                  In line with its strategy to franchise the majority of Applebee’s company-operated restaurants, Applebee’s completed the sale of 103 restaurants in Southern California, Delaware, Nevada and Texas during fiscal 2008.

Stewart commented, “We have strong interest from prospective buyers in all of Applebee’s company-operated restaurants available for sale, but recognize that closing deals is very difficult in the current environment.  We continue to believe we will meet our 2009 refranchising goal of selling approximately 200 restaurants as we are working with several interested parties to overcome obstacles posed by the credit markets and weakness in the broader economy.  In the meantime, we remain focused on margin improvement and profitability enhancement at Applebee’s company-operated restaurants.  Additionally, we are moving into the next stage of Applebee’s brand revitalization process with strategic menu updates and expanded marketing efforts planned throughout the year.”

Maximizing Financial Flexibility

Through a combination of refranchising and sale-leaseback proceeds, rental obligation assignments, and the use of free cash flow to retire debt, DineEquity reduced its leverage levels by approximately $500 million in fiscal 2008.  Additionally, the Company has taken proactive steps to further maximize its financial flexibility, including cost reduction actions that have already resulted in approximately $20 million worth of profit enhancements over and above the approximate $35 million worth of cost savings to date made possible by the Applebee’s acquisition and the sale of company-operated restaurants.

As a result, DineEquity complied with its debt covenants throughout fiscal 2008 and believes it will continue to do so in fiscal 2009.  The Company’s consolidated leverage ratio as of the end of the fourth quarter 2008 was 6.77x.  As of the end of the fourth quarter 2008, debt service coverage ratios were 3.0x for IHOP’s securitization on a three-month unadjusted basis and 2.0x for the Applebee’s securitization on three-month adjusted basis.

DineEquity has provided supplemental information to this news release regarding its compliance with its debt covenants, which may be accessed by visiting the Calls & Presentations section of DineEquity’s Investor Relations website at http://investors.dineequity.com and referring to supporting materials for the Company’s fourth quarter 2008 webcast.

Investor Conference Call Today

The Company will host an investor conference call to discuss its fourth quarter and fiscal 2008 financial results and 2009 performance guidance today at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).  To participate on the call, please dial (888) 679-8037 and reference pass code 81027656.  A live webcast of the call will be available on DineEquity’s Web site at www.dineequity.com, and may be accessed by visiting Calls & Presentations under the site’s Investor Information section.  A telephonic replay of the call may be accessed through March 4, 2009 by dialing 888-286-8010 and referencing pass code 85912763.  An online archive of the webcast also will be available on the Investor Information section of DineEquity’s Web site.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With approximately 3,400 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing the Company’s strategic plan for Applebee’s; risks associated with the Company’s incurrence of significant indebtedness to finance the acquisition of Applebee’s; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies; acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the Company’s “net loss available to common stockholders, excluding impairment charges” and the non-GAAP financial measure “free cash flow.”  The former is computed for a given period by deducting from net (loss) income available to common stockholders for such period the effect of any loss related to impairment and closure charges incurred in such period.  This is presented on an aggregate basis and a per share (diluted) basis.  For the latter, the Company defines “free cash flow” for a given period as cash provided by operating activities, plus receipts from notes and equipment contracts receivable (“long-term notes receivable”), less capital expenditures.  Management utilizes free cash flow to determine the amount of cash remaining for general corporate and strategic purposes after the receipts from long-term notes receivable, and the funding of operating activities and capital expenditures.  Management believes this information is helpful to investors to determine the Company’s cash available for these purposes. Free cash flow is a supplemental non-GAAP financial measure and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.  The following table reconciles the Company’s cash provided by operating activities to free cash flow for fiscal 2008:

For the year Ended December 31, 2008
(in millions)
Cash flows from operating activities	$110.8
Receipts from long term notes receivable	15.8
Capital expenditures	(31.8)
Free cash flow	$94.8

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues
Franchise revenues	$88,547	$62,991	$353,331	$205,757
Company restaurant sales	228,891	112,750	1,103,228	125,905
Rental income	32,852	33,112	131,347	132,422
Financing revenues	5,235	4,740	25,722	20,475
Total revenues	355,525	213,593	1,613,628	484,559
Costs and Expenses
Franchise expenses	26,227	22,986	96,243	88,054
Company restaurant expenses	205,491	102,299	978,197	117,448
Rental expenses	24,299	24,549	98,057	98,402
Financing expenses	1,101	228	7,314	1,215
General and administrative expenses	43,617	33,531	182,239	81,597
Interest expense	50,443	19,769	203,141	28,654
Impairment and closure charges	170,732	4,326	240,630	4,381
Amortization of intangible assets	3,076	1,132	12,132	1,132
(Gain) loss on extinguishment of debt	(12,808)	—	(15,242)	2,223
Other (income) expense, net	1,659	313	(926)	2,030
Loss on derivative financial instrument	—	26,513	—	62,131
Total costs and expenses	513,837	235,646	1,801,785	487,267
Loss from continuing operations before income taxes	(158,312)	(22,053)	(188,157)	(2,708)
Benefit for income taxes	(21,188)	(7,746)	(33,698)	(2,228)
Net loss	$(137,124)	$(14,307)	$(154,459)	$(480)
Net loss	$(137,124)	$(14,307)	$(154,459)	$(480)
Less: Series A preferred stock dividends	(4,750)	(1,561)	(19,000)	(1,561)
Less: Accretion of Series B preferred stock	(551)	(181)	(2,151)	(181)
Less: Net loss allocated to unvested participating restricted stock	5,476	—	6,417	—
Net loss available to common stockholders	$(136,949)	$(16,049)	$(169,193)	$(2,222)
Net loss available to common stockholders per share
Basic	$(8.15)	$(0.94)	$(10.09)	$(0.13)
Diluted	$(8.15)	$(0.94)	$(10.09)	$(0.13)
Weighted average shares outstanding
Basic	16,799	16,996	16,764	17,232
Diluted	16,799	16,996	16,764	17,232
Dividends declared per common share	$0.25	$0.25	$1.00	$1.00
Dividends paid per common share	$0.25	$0.25	$1.00	$1.00

DineEquity, Inc.

IHOP BUSINESS UNIT

The following table sets forth, for the three-month and twelve-month periods ended December 31 of the current year and prior year, the number of effective restaurants in the IHOP system and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year. “Effective restaurants” are the number of restaurants in a given period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP system, which includes IHOP restaurants owned by the Company, as well as those owned by franchisees and area licensees. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, as well as rental payments under leases that are usually based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations. Pro forma information on Applebee’s restaurant data and restaurant development and franchising activity is presented in the section entitled “Pro Forma Comparison of Three Months and Year ended December 31, 2008 with Three Months and Year ended December 31, 2007 —Applebee’s” herein.

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Restaurant Data
Effective restaurants(a)
Franchise	1,206	1,162	1,189	1,144
Company	11	11	10	12
Area license	159	157	158	158
Total	1,376	1,330	1,357	1,314
System-wide(b)
Sales percentage change(c)	3.6%	7.8%	5.5%	6.9%
Same-store sales percentage change(d)	(1.0)%	3.7%	1.5%	2.2%
Franchise(b)
Sales percentage change(c)	3.4%	8.3%	5.9%	7.1%
Same-store sales percentage change(d)	(1.0)%	3.7%	1.5%	2.2%
Area License(b)
Sales percentage change(c)	6.2%	3.8%	3.1%	4.2%

(a)

“Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP system, which includes IHOP restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)

“System-wide sales” are retail sales at IHOP restaurants operated by franchisees, area licensees and the Company, as reported to the Company. Franchise restaurant sales were $539.7 million and $2.2 billion for the fourth quarter and fiscal year ended December 31, 2008, respectively, and sales at area license restaurants were $55.2 million and $218.4 million for the fourth quarter and fiscal year ended December 31, 2008, respectively. Franchise restaurant sales were $522.0 million and $2.1 billion for the fourth quarter and fiscal year ended December 31, 2007, respectively, and sales at area license restaurants were $51.9 million and $211.9 million for the fourth quarter and fiscal year ended December 31, 2007, respectively. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the prior fiscal period, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period. Same-store sales percentage change does not include data on restaurants located in Florida.

DineEquity, Inc.

IHOP BUSINESS UNIT

The following table summarizes our restaurant development and franchising activity:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Restaurant Development Activity
Beginning of period	1,375	1,328	1,344	1,302
New openings
Company-developed	1	—	1	—
Domestic franchisee-developed	21	22	62	57
International franchisee-developed	1	—	3	2
Area license	3	1	5	1
Total new openings	26	23	71	60
Closings
Company and domestic franchise	(5)	(7)	(16)	(14)
International franchise	—	—	(1)	—
Area license	—	—	(2)	(4)
End of period	1,396	1,344	1,396	1,344
Summary-end of period
Franchise	1,225	1,176	1,225	1,176
Company	11	11	11	11
Area license	160	157	160	157
Total	1,396	1,344	1,396	1,344
Restaurant Franchising Activity
Company-developed	—	—	—	—
Franchisee-developed	21	22	62	57
International franchisee-developed	1	—	3	2
Rehabilitated and refranchised	3	—	13	4
Total restaurants franchised	25	22	78	63
Reacquired by the Company	—	(1)	(13)	(7)
Closed	(5)	(6)	(16)	(12)
Net addition	20	15	49	44

DineEquity, Inc.

APPLEBEE’S BUSINESS UNIT

Pro Forma Comparison of Three Months and Year ended December 31, 2008 with Three Months and Year ended December 31, 2007 —Applebee’s

The following section illustrates certain financial results of Applebee’s on a stand-alone basis comparing 2008 as consolidated into DineEquity with 2007 information comprised of the 11-month data from Applebee’s prior to the acquisition date of November 29, 2007 and the one-month data of Applebee’s subsequent to the acquisition date (“Pro Forma 2007”).

Restaurant Data

The following table sets forth, for the three months and years ended December 31, 2008 and 2007, the number of effective restaurants in the Applebee’s system and information regarding the percentage change in sales at those restaurants compared to the same period in the prior year.

	Three Months Ended December 31,		Year Ended December 31,
	2008	Pro Forma 2007	2008	Pro Forma 2007
Applebee’s Restaurant Data
Effective restaurants(a)
Franchise	1,555	1,449	1,504	1,429
Company	442	509	486	513
Total	1,997	1,958	1,990	1,942
System-wide(b)
Applebee’s domestic sales percentage change(c)(e)	(3.4)%	(7.0)%	(0.4)%	(0.2)%
Applebee’s domestic same-store sales percentage change(d)(e)	(4.6)%	(2.9)%	(2.2)%	(2.1)%
Franchise(b)
Applebee’s domestic sales percentage change(c)(e)	1.7%	(6.7)%	1.6%	0.1%
Applebee’s domestic same-store sales percentage change(d)(e)	(4.7)%	(2.9)%	(2.4)%	(2.0)%
Company
Applebee’s domestic sales percentage change(c)(e)	(18.3)%	(7.7)%	(6.1)%	(0.9)%
Applebee’s domestic same-store sales percentage(d)(e)	(4.2)%	(2.8)%	(1.3)%	(2.2)%

(a)

“Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the Applebee’s system, which includes restaurants owned by Applebee’s as well as those owned by franchisees and international licensees.

(b)

“System-wide sales” are sales of Applebee’s restaurants operated by franchisees and Applebee’s as reported to the Company. The Company acquired Applebee’s International, Inc. on November 29, 2007. Domestic franchise restaurant sales for Applebee’s restaurants were $817.1 million and $803.3 million for the three months ended December 31, 2008 and 2007, respectively, and $3.4 billion and $3.3 billion for the fiscal year ended December 31, 2008 and 2007, respectively. Franchise restaurant sales are sales recorded at restaurants that are owned by franchisees and are not attributable to either the Company or Predecessor Applebee’s. Franchise restaurant sales are useful in analyzing our franchise revenues because franchisees pay royalties and other fees that are generally based on a percentage of their sales.

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal year compared to the prior fiscal year for all restaurants in that category. All periods for company-owned Applebee’s restaurants exclude the impact of discontinued operations.

(d)

“Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal year compared to the prior fiscal year, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period.

(e)

These amounts represent changes for Applebee’s restaurants for the full fiscal year. We acquired Applebee’s on November 29, 2007. The change in Applebee’s store sales and same-store sales was (5.1)% and (4.5)%, respectively, for the five-week period in 2007 subsequent to the acquisition date. The change in domestic franchise restaurant store sales and same-store sales, as reported to the Company, was (2.4)% and (5.0)%, respectively, for the five-week period in 2007 subsequent to the acquisition date.  The change in domestic system store sales was (3.1)% and (4.8)%, respectively, for the five-week period in 2007 subsequent to the acquisition date.

DineEquity, Inc.

APPLEBEE’S BUSINESS UNIT

The following table summarizes Applebee’s restaurant development and franchising activity:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007 (a)	2008	2007 (a)

Applebee’s Restaurant Development Activity
Beginning of period	1,997	1,953	1,976	1,930
New openings
Company-developed	—	2	1	14
Franchisee-developed	14	24	48	66
Total new openings	14	26	49	80
Closings
Company	—	(1)	(3)	(24)
Franchise	(7)	(2)	(18)	(10)
End of period	2,004	1,976	2,004	1,976
Summary-end of period
Company	406	511	406	511
Franchise	1,598	1,465	1,598	1,465
Total	2,004	1,976	2,004	1,976
Applebee’s Restaurant Franchising Activity
Domestic franchisee-developed	5	14	28	44
International franchisee-developed	9	10	20	22
Refranchised	74	—	103	—
Total restaurants franchised	88	24	151	66
Closings
Domestic franchisee	(6)	(2)	(15)	(10)
International franchisee	(1)	—	(3)	—
Net addition	81	22	133	56

(a)     Pro Forma

The following table summarizes Applebee’s segment profit:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007 (a)	2008	2007 (a)
Franchise revenues	$36,991	$34,837	$148,391	$143,697
Franchise expenses	2,481	427	4,122	1,528
Franchise segment profit	$34,510	$34,410	$144,269	$142,169

Company restaurant revenues	$225,043	$275,409	$1,088,101	$1,158,537
Company restaurant expenses	201,024	253,873	961,019	1,039,126
Company restaurant segment profit	$24,019	$21,536	$127,082	$119,411

(a)     Pro Forma

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$114,443	$26,838
Restricted cash	83,355	128,138
Short-term investments, at market value	276	300
Receivables, net	117,930	115,335
Inventories	10,959	13,280
Prepaid income taxes	15,734	31,020
Prepaid expenses	17,067	30,831
Deferred income taxes	27,504	21,862
Assets held for sale	11,861	66,074
Total current assets	399,129	433,678
Non-current restricted cash	53,395	57,962
Restricted assets related to captive insurance subsidiary	5,573	10,518
Long-term receivables	277,106	288,452
Property and equipment, net	824,482	1,139,616
Goodwill	697,470	730,728
Other intangible assets, net	956,036	1,011,457
Other assets, net	148,026	158,751

Total assets	$3,361,217	$3,831,162
Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$15,000	$—
Accounts payable	48,983	99,019
Accrued employee compensation and benefits	44,299	56,795
Deferred revenue	95,532	76,802
Accrued financing costs	20,071	63,045
Other accrued expenses	55,249	49,203
Deferred compensation	—	21,236
Accrued interest payable	3,580	15,240
Total current liabilities	282,714	381,340
Long-term debt	1,853,367	2,263,887
Financing obligations, less current maturities	318,651	—
Capital lease obligations, less current maturities	161,310	168,242
Deferred income taxes	395,448	504,865
Other liabilities	119,910	116,405
Commitments and contingencies
Preferred stock, Series A, $1 par value, 220,000 shares authorized; 190,000 shares issued and outstanding as of December 31, 2008 and 2007	187,050	187,050
Stockholders’ equity
Convertible Preferred stock, Series B, at accreted value, 10,000,000 shares authorized; 35,000 shares issued and outstanding at December 31, 2008 and 2007	37,332	35,181
Common stock, $.01 par value, 40,000,000 shares authorized; December 31, 2008: 23,696,950 shares issued and 17,466,355 shares outstanding; December 31, 2007: 23,359,664 shares issued and 17,105,469 shares outstanding	237	230
Additional paid-in-capital	165,315	149,564
Retained earnings	145,810	338,790
Accumulated other comprehensive loss	(29,408)	(36,738)
Treasury stock, at cost (6,230,595 shares and 6,254,195 shares at December 31, 2008 and 2007, respectively)	(276,519)	(277,654)
Total stockholders’ equity	42,767	209,373

Total liabilities and stockholders’ equity	$3,361,217	$3,831,162

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2008	2007
Cash flows from operating activities
Net loss	$(154,459)	$(480)
Adjustments to reconcile net loss to cash flows provided by operating activities
Depreciation and amortization	112,017	31,829
Loss on derivative financial instrument	—	62,131
Impairment and closure charges	240,630	4,381
(Gain) loss on extinguishment of debt	(15,242)	2,223
Deferred income taxes	(65,226)	(31,324)
Stock-based compensation expense	12,089	6,958
Tax benefit from stock-based compensation	1,864	3,476
Excess tax benefit from stock options exercised	(315)	(2,693)
Loss (gain) on disposition of assets	259	(98)
Changes in operating assets and liabilities
Receivables	(2,441)	(22,479)
Inventories	182	512
Prepaid expenses	(146)	(17,147)
Accounts payable	(23,749)	37,266
Accrued employee compensation and benefits	(11,609)	(21,868)
Deferred revenues	18,480	43,685
Other accrued expenses	(2,152)	13,553
Other	657	(3,602)
Cash flows provided by operating activities	110,839	106,323
Cash flows from investing activities
Additions to property and equipment	(31,765)	(11,871)
(Additions) reductions to long-term receivables	(4,743)	1,538
Acquisition of business, net of cash acquired	(10,261)	(1,943,567)
Collateral released by captive insurance subsidiary	4,559	345
Proceeds from sale of property and equipment	61,137	870
Principal receipts from notes and equipment contracts receivable	15,797	16,617
Additions to assets held for sale	476	(688)
Other	(5)	(636)
Cash flows provided by investing activities	35,195	(1,937,392)
Cash flows from financing activities
Proceeds from issuance of long-term debt	35,000	2,296,216
Proceeds from financing obligations	370,502	—
Repayment of long-term debt	(421,325)	(268,199)
Principal payments on capital lease and financing obligations	(9,854)	(5,364)
Dividends paid	(33,362)	(17,293)
Payment of preferred stock issuance costs	(1,500)	222,800
Reissuance (purchase) of treasury stock, net	1,135	(76,050)
Repurchase of restricted stock	(540)	—
Proceeds from stock options exercised	989	8,928
Excess tax benefit from stock options exercised	315	2,693
Payment of accrued debt issuance costs	(48,902)	(138,021)
Payment of early debt extinguishment costs	(103)	(1,219)
Restricted cash related to securitization	49,216	(186,100)
Cash flows used in financing activities	(58,429)	1,838,391
Net change in cash and cash equivalents	87,605	7,322
Cash and cash equivalents at beginning of year	26,838	19,516
Cash and cash equivalents at end of year	$114,443	$26,838
Supplemental disclosures
Interest paid	$194,763	$31,331
Income taxes paid	$40,931	$25,712

DINEEQUITY, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of (i) net loss available to common stockholders to (ii) net loss available to common stockholders excluding impairment and closure charges and loss on derivative financial instrument, and related per share data:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net loss available to common stockholders, as reported	$(136,949)	$(16,049)	$(169,193)	$(2,222)
Impairment and closure charges	170,732	4,326	240,630	4,381
Loss on derivative financial instrument	—	26,513	—	62,131
Income tax benefit	(22,433)	(12,073)	(49,833)	(26,037)
Net income allocated to unvested participating restricted stock	(5,700)	—	(6,968)	—
Net (loss) income available to common stockholders, as adjusted	$5,650	$2,717	$14,636	$38,253

Diluted net income available to common stockholders per share:
Net loss available to common stockholders per share, as reported	$(8.15)	$(0.94)	$(10.09)	$(0.13)
Dilutive effect per share	—	—	0.02	—
Impairment and closure charges per share	10.16	0.25	14.32	0.25
Loss on derivative financial instrument per share	—	1.56	—	3.61
Income tax benefit per share	(1.34)	(0.71)	(2.97)	(1.51)
Net income allocated to unvested participating restricted stock per share	(0.33)	—	(0.41)	—
Diluted net (loss) income available to common stockholders per share, as adjusted	$0.34	$0.16	$0.87	$2.22